OMRIX Biopharmaceuticals Announces Appointments to Board of Directors
and Executive Management Team Promotions

New York, NY, January 19, 2007 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”) (NASDAQ: OMRI), a commercial-stage biopharmaceutical company that develops and markets biosurgical and antibody-based products, announced today the appointment of Kevin Rakin and Philippe Romagnoli as new members of the Company’s Board of Directors (“Board”) and the promotion of Mike Burshtine to Executive Vice President and Chief Financial Officer and Nissim Mashiach to Executive Vice President and Chief Operating Officer.

Joseph Akers has resigned from the Board. Mr. Rakin has been elected to join the Board as an independent director to fill the vacancy. Although Mr. Akers will no longer serve as a Director of the Board, he will be available to consult with OMRIX from time to time. Mr. Rakin, who the Board has determined a financial expert, will chair the Audit Committee and serve on the Compensation Committee.

“We are pleased to welcome Kevin and Philippe to the OMRIX Board of Directors,” stated Fredric Price, OMRIX’ Chairman of the Board. “They have compiled an impressive record of achievement as corporate officers and directors that will prove invaluable as the Company executes on its strategic plan. We appreciate Joe Akers’ contribution during his position as Director and look forward to further interactions with him in the future.”

Kevin Rakin has been an Executive-In-Residence at Canaan Partners and Interim CEO of Advanced BioHealing, Inc., a Canaan portfolio company, since January 2006.  Mr. Rakin co-founded Genaissance Pharmaceuticals, Inc. and served as its President and Chief Executive Officer from August 2002 until its merger with Clinical Data, Inc., in October 2005.  He also served as Genaissance’s President and CFO from October 2000 to August 2002 and prior to that as its Executive Vice President & CFO.  From 1990 to December 1997, Mr. Rakin served as a Principal at the Stevenson Group, a consulting firm, where he provided financial and strategic planning services to high-growth technology companies and venture capital firms. From 1982 to 1990, Mr. Rakin was a manager with the entrepreneurial services group of Ernst & Young LLP. Mr. Rakin holds a B.S. in business and a M.S. in finance from the University of Cape Town and a M.B.A. from Columbia University.

Philippe Romagnoli served on OMRIX’ Board of Directors prior to its initial public offering. Mr. Romagnoli resides in Brussels and brings to the Board an in-depth understanding of European business, which will help direct the Company’s expansion plans in Europe In addition to having previously served as a Director, Vice President and Secretary of OMRIX, Mr. Romagnoli was OMRIX’ interim Chief Financial Officer from September 2002 to April 2004. From 1998 to 2002, he was the chairman of the board of Artesia Bank and from 1992 to 1998, he was the chief executive officer of Banque Paribas Belgium.

Mike Burshtine, who currently serves as Senior Vice President and Chief Financial Officer, has been promoted to Executive Vice President and Chief Financial Officer. In addition to his responsibilities as Chief Financial Officer, Mr. Burshtine will be responsible for spearheading the Company’s efforts to identify potential acquisitions of technologies, products and businesses.

Nissim Mashiach, who currently serves as OMRIX’ Senior Vice President, Operations, has been promoted to Executive Vice President and Chief Operating Officer. Based on his 10 years of service and in this role, Mr. Mashiach will be responsible for overseeing and directing the Company’s operations to ensure the attainment of revenue and profit goals and assisting in the formulation and execution of the Company’s current and long-term plans, objectives and policies.

“Throughout their tenure with the company, Mike and Nissim have provided invaluable leadership to the operations and finance teams. Mike is a consummate professional and has played a significant role in the successful completion of our public offerings and the establishment of our U.S. operations. Nissim’s education, experience and dedication have greatly benefited OMRIX’ growing operations and have garnered him respect from our employees.” said Robert Taub, OMRIX’ President and Chief Executive Officer. “Both individuals have helped build an organization that has undergone a tremendous expansion from an early-stage research organization to a profitable, cash-flow positive commercial and development company, through disciplined financial infrastructure, world-class operations, and strong internal controls. I am confident that together, we will execute OMRIX’ major corporate initiatives and lead this Company to the next stage in its growth.”

About OMRIX Biopharmaceuticals, Inc.

OMRIX, a commercial-stage biopharmaceutical company, develops and markets innovative biosurgical and antibody-based products, utilizing its proprietary protein purification technology and manufacturing know-how. As part of its business strategy, OMRIX commercializes certain biosurgical products through collaborations with companies whose marketing and sales expertise are a complement to OMRIX’s own areas of specialty. OMRIX’ novel and easy-to-use Fibrin Patch, a biological-device convergence product candidate, addresses unmet medical needs. For more information, please visit: www.omrix.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements provide the company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the company’s filings with the SEC, including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s prospectus as filed with the Securities and Exchange Commission on December 15, 2006 and the company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Contact:

Michael Burshtine
EVP and Chief Financial Officer
OMRIX Biopharmaceuticals, Inc.
(212) 887-6500; mike.burshtine@omrix.com

Francesca M. DeMartino
Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com